Exhibit 99.1

Compass Diversified Declares First Quarter 2022 Distributions on Common and Series A, B and C Preferred Shares

Westport, Conn., April 1, 2022 – Compass Diversified (NYSE: CODI) (“CODI” or the Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution of $0.25 per share on the Company’s common shares (the “Common Shares”). The distribution for the three months ended March 31, 2022 is payable on April 28, 2022 to all holders of record of Common Shares as of April 21, 2022.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, January 30, 2022, up to, but excluding, April 30, 2022. The distribution for such period is payable on April 30, 2022 to all holders of record of Series A Preferred Shares as of April 15, 2022. The payment will occur on May 2, 2022, the next Business Day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, January 30, 2022, up to, but excluding, April 30, 2022. The distribution for such period is payable on April 30, 2022 to all holders of record of Series B Preferred Shares as of April 15, 2022. The payment will occur on May 2, 2022, the next Business Day following the payment date.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, January 30, 2022, up to, but excluding, April 30, 2022. The distribution for such period is payable on April 30, 2022 to all holders of record of Series C Preferred Shares as of April 15, 2022. The payment will occur on May 2, 2022, the next Business Day following the payment date.
CODI’s common and preferred cash distributions should generally constitute “qualified dividends” for U.S. federal income tax purposes to the extent paid from “earnings and profits” (as determined under U.S. federal income tax principles), provided that the requisite holding period is met. To the extent that the amount of the cash distributions exceeds earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the shares, and thereafter be treated as capital gain from the sale or exchange of such shares. In addition, shareholders subject to tax rules regarding “unrelated business taxable income” (or “UBTI”) will no longer be allocated UBTI from the Trust allowing ownership by certain retirement accounts that previously created tax implications.
About Compass Diversified (“CODI”)
CODI owns and manages a diverse set of highly defensible North American middle market businesses. Each of its current subsidiaries is a leader in its niche market. For more information, visit compassdiversified.com.

Leveraging its permanent capital base, long-term disciplined approach and actionable expertise, CODI maintains controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability.
Our ten majority-owned subsidiaries are engaged in the following lines of business:
•The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);
•The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);
•The design and manufacture of custom packaging, insulation and componentry (Altor Solutions);
•The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);
•The design, engineering and marketing of dial-based fit systems delivering a scientifically proven performance advantage for athletes (BOA Technology);
•The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);
•The design, manufacture, and marketing of high-end, one-of-a kind jewelry (Lugano Diamonds);
•The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);
•The manufacture and marketing of portable food warming systems used in the foodservice industry, creative indoor and outdoor lighting, and home fragrance solutions for the consumer markets (Sterno); and
•The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

Forward Looking Statements
Certain statements in this press release may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “plans,” “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “seek,” “look,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this press release involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in CODI’s annual report on Form 10-K and its quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in CODI’s operations or the economy generally due to terrorism, natural disasters, social, civil and political unrest or the COVID-19 pandemic; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); general considerations associated with the COVID-19 pandemic and its impact on the markets in which we operate; and other considerations that may be disclosed from time to time in CODI’s publicly disseminated documents and filings. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. Although, except as required by law, CODI undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that CODI may make directly to you or through reports that it in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts
Investor Relations:
Compass Diversified
Chris Gasiewski
203-635-8320
IRinquiry@CompassDiversified.com

Media:
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com